EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Thursday, October 27, 2005	TRADED: Nasdaq

GLOBAL IMAGING REPORTS RECORD SECOND QUARTER REVENUES AND NET INCOME

Revenues increase to $258.8 Million from $233.5 Million a Year Ago;

Diluted EPS of $.61 Compares with $.58

TAMPA, Fla., Oct. 27–Global Imaging Systems, Inc. today announced record-high second quarter revenues, operating income, net income and earnings per share for the three months ended September 30, 2005.

Revenues increased 10.8 percent to $258.8 million from $233.5 million in the second quarter a year ago, with the comparative year-ago quarter including for the first time a full quarter of results for the largest acquisition in the company’s history. Automated office equipment, primarily copiers, posted a solid internal revenue growth rate of 6.5 percent, as the company has now achieved 29 consecutive quarters of positive internal growth in its copier business. In the company’s technology business, the internal revenue comparison was down one percent versus a strong year-ago quarter when technology revenue growth hit 10 percent. The company’s combined internal revenue growth for the second quarter was 4.5 percent.

Second quarter operating income grew 6.0 percent to $28.2 million from $26.6 million for the corresponding three months last year. Net income increased 4.5 percent to $15.3 million from net income in the second quarter last year of $14.6 million. Diluted earnings per share were 61 cents versus 58 cents a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) continued its upward trend reaching $32.8 million, an increase of 5.7 percent from $31.0 million for the second quarter a year ago.

For the six months ended September 30, 2005, revenues were up 13.4 percent to $505.1 million versus $445.5 million, operating income increased 6.9 percent to $55.1 million from $51.6 million, net income was up 8.8 percent to $29.9 million from $27.5 million, and diluted earnings per share were $1.19 versus $1.10 for the first half last year. The year-ago six months’ results include a $1.7 million first-quarter pretax loss on early extinguishment of debt. Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (adjusted EBITDA) totaled $64.1 million, up 7.3 percent from $59.7 million for the first half a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “We believe these record revenues and earnings reflect our continuing efforts to grow the business with appropriate investments in management, personnel and training.” Mr. Johnson also noted that revenues in the most profitable part of the company’s business, service and rentals, were up 14 percent in the second quarter versus the corresponding three months a year ago.

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Michael Shea, president and COO of Global Imaging Systems, noted, “At the same time that we are investing in our continued growth, it is important that we maintain consistent operating profitability. Compared to our first quarter results, we improved our selling, general, and administrative expenses as a percentage of revenues even though we, like other employers, continue to experience escalating healthcare costs. The increase in employee premiums that we implemented effective August 1 helped to moderate our rising costs. We expect to take additional actions to help moderate our costs as long as they are consistent with our commitment to provide our employees with a high quality healthcare program.”

Mr. Shea added, “Discipline, focus and sharing best practices are the hallmarks of our consistent performance. Our benchmarking model continues to be an effective management tool for productivity improvements in all areas of the business. Through our disciplined asset management program, receivables held at 38 days’ sales outstanding and inventory turns were 5.6 on an annualized basis, up from 5.4 in the previous quarter.”

Looking forward, Mr. Johnson said, “We remain committed to growing the business. We expect total revenue growth, including acquisitions to date but not potential additional acquisitions, to be in the 8 to 11 percent range for our fiscal 2006 third quarter. Reflecting our continued investments in manpower and training, we expect our internal revenue growth to be in the range of four to six percent. We are still ahead on our external growth goal to acquire on average $60 to $100 million in annualized revenues each year for the three-year period ending March 2006. We are holding to that goal while keeping a disciplined balance between our internal and external growth and our profitability. For our fiscal 2006 third quarter, we expect diluted earnings per share to be in the range of 61 to 65 cents. This would compare with diluted EPS of 59 cents in the corresponding quarter last year.”

The company’s second quarter conference call is scheduled for this morning, October 27, at 10:00 a.m. ET, and the company’s third quarter conference call is scheduled for January 26, 2006 at 10:00 a.m. ET. You may access the calls through live webcasts by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcasts will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers a one-stop shop for office technology solutions to thousands of middle-market customers in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.

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Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” variations of such words, and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2005.

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FOR FURTHER INFO:

Tom Johnson, Chairman and CEO, or

Ray Schilling, Executive Vice President and CFO

Global Imaging Systems, Inc.

813/960-5508

-or-

Investor Relations Consultants, Inc.

727/781-5577

E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Equipment and supplies sales	$194,993	$177,539	$377,500	$335,410
Service and rentals	63,818	55,979	127,640	110,126

Total revenues	258,811	233,518	505,140	445,536
Costs and operating expenses:
Cost of equipment and supplies sales	126,036	113,201	241,761	213,833
Service and rental costs	33,076	29,381	66,425	56,670
Selling, general and administrative expenses	71,099	63,748	140,959	122,726
Intangible asset amortization	436	626	889	751

Total costs and operating expenses	230,647	206,956	450,034	393,980

Income from operations	28,164	26,562	55,106	51,556
Loss on early extinguishment of debt	—	—	—	1,655
Interest expense	3,445	2,938	6,771	5,494

Income before income taxes	24,719	23,624	48,335	44,407
Income taxes	9,443	9,001	18,417	16,919

Net income	$15,276	$14,623	$29,918	$27,488

Net income per common share:
Basic	$0.67	$0.64	$1.30	$1.21

Diluted(a)	$0.61	$0.58	$1.19	$1.10

Weighted average number of shares outstanding:
Basic	22,905	22,962	23,080	22,692
Diluted	25,787	25,911	25,972	25,724

(a) The calculation of diluted earnings per common share for the three and six months ended September 30, 2005 and 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for all periods presented. For purposes of diluted earnings per common share, net income for the three months ended September 30, 2005 and 2004 includes the addback of $442, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the six months ended September 30, 2005 and 2004 net income includes the addback of $885.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

Net income	$15,276	$14,623	$29,918	$27,488
Income taxes	9,443	9,001	18,417	16,919
Interest expense	3,445	2,938	6,771	5,494
Amortization	436	626	889	751
Depreciation	4,180	3,814	8,091	7,438

EBITDA	32,780	31,002	64,086	58,090
Loss on early extinguishment of debt	—	—	—	1,655

Adjusted EBITDA	$32,780	$31,002	$64,086	$59,745

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30,	March 31,
	2005	2005
ASSETS

Current assets:
Cash and cash equivalents	$12,116	$25,365
Accounts receivable, net	121,219	115,905
Inventories, net	96,602	93,376
Other current assets	14,120	12,870

Total current assets	244,057	247,516
Rental equipment, net	16,620	16,475
Property and equipment, net	15,633	12,577
Goodwill and other assets	547,156	540,349

Total assets	$823,466	$816,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$80,053	$99,002
Current maturities of long-term debt	2,168	2,235
Deferred revenue	28,205	27,217
Income taxes payable	10,790	3,707

Total current liabilities	121,216	132,161
Deferred income taxes	37,011	34,466
Long-term debt, less current maturities	261,766	262,847
Other long-term liabilities	976	—

Total liabilities	420,969	429,474
Total stockholders’ equity	402,497	387,443

Total liabilities and stockholders’ equity	$823,466	$816,917

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended September 30,
	2005	2004
OPERATING ACTIVITIES:
Net income	$29,918	$27,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,091	7,438
Amortization	889	751
Amortization of financing fees	545	512
Tax benefit of stock option exercises and vested restricted stock	1,159	2,280
Loss on early extinguishment of debt	—	1,655
Deferred income tax expense	3,671	1,468
Unearned stock-based compensation expense	841	235
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(4,437)	(6,922)
Inventories	(2,581)	(8,056)
Prepaid expenses and other current assets	(1,051)	(1,709)
Other assets	669	(784)
Accounts payable and accrued liabilities	(20,189)	(8,772)
Deferred revenue	201	(345)
Income taxes payable	7,083	6,815
Other long-term liabilities	976	—

Net cash provided by operating activities	25,785	22,054

INVESTING ACTIVITIES:
Proceeds from related party notes receivable	—	400
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(11,118)	(8,033)
Purchases of businesses, net of cash acquired	(8,864)	(109,035)

Net cash used in investing activities	(19,982)	(116,668)

FINANCING ACTIVITIES:
Payments on long-term debt	(1,148)	(559)
Proceeds from issuance of long-term debt	—	70,000
Financing fees paid	—	(1,367)
Purchases of treasury stock	(20,000)	—
Stock options exercised	2,096	3,896

Net cash (used in) provided by financing activities	(19,052)	71,970

Net decrease in cash and cash equivalents	(13,249)	(22,644)
Cash and cash equivalents, beginning of period	25,365	47,266

Cash and cash equivalents, end of period	$12,116	$24,622

Non-cash investing activities:
Stock issued for business purchases	$920	$27,277

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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